Exhibit 99.1

Contact:	Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA ANNOUNCES FOURTH-QUARTER RESULTS

*Cash Earnings per Share up 31 Percent

*2009 Outlook Reiterated: 17 - 18 Percent Cash Earnings per Share Growth

Dallas, TX, February 3, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the fourth quarter ended December 31, 2008.

Total fourth-quarter revenue declined 3 percent to $508 million versus $522 million for the fourth quarter of 2007. (On a constant currency basis, revenue grew over 5 percent). Income from continuing operations per diluted share increased 83 percent to $0.84 per share compared to $0.46 for the fourth quarter of 2007.

Adjusted EBITDA for the fourth quarter of 2008 increased 4 percent to $159 million compared to $153 million for the fourth quarter of 2007. Cash earnings per diluted share increased 31 percent to $1.19 for the fourth quarter of 2008 compared to $0.91 for the fourth quarter of 2007. This result exceeded the Company’s previously issued guidance for the fourth quarter of $1.17. See “Financial Measures” below for a discussion of operating EBITDA, adjusted EBITDA, cash earnings and cash earnings per diluted share. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share for the three months ended December 31, 2008 exclude pre-tax merger costs of $0.8 million for expenditures directly associated with the proposed but now terminated merger of the Company with an affiliate of The Blackstone Group.

“The business model continues to produce solid results, as evidenced by cash earnings per share growth of over 30 percent,” said Mike Parks, Alliance Data chairman and chief executive officer. “Once again, our Canadian AIR MILES® Reward Program over-performed

Alliance Data Systems Corporation

February 3, 2009

financially and continued executing on its goals of (1) renewing 100 percent of existing sponsors, (2) maintaining firm pricing and (3) continuing to sign additional new sponsors. During the quarter, Canada’s largest casual dining brand, Boston Pizza, was renewed as a sponsor. Additionally, Canada’s largest diversified general merchandise retailer and a top-15 AIR MILES’ sponsor, Hudson’s Bay Company, was renewed to a multi-year term covering all provinces within Canada.

“Epsilon Marketing Services also continued to see solid demand for its offerings. Specifically, Marriott International, with $13 billion in sales and over 3,000 locations worldwide, signed on as a new client. Additionally, the Multiple Sclerosis Society, a top 15 Epsilon client, renewed its relationship. Epsilon will continue to provide extensive database and data analytics used in its numerous campaigns focused on increasing retention and loyalty of the Multiple Sclerosis Society’s 15 million members.

“While Loyalty Services and Epsilon Marketing Services drove the financial growth for the year, Private Label continued to build for the future to drive growth into 2009 and 2010. Specifically, Private Label finished the year by signing its tenth new program versus the typical annual total of five or six. The signing of Butler Animal Health via our MedChoice financial partner represented our first step into the medical vertical. The veterinary vertical alone is a $10 billion category, and Butler is a major player in that vertical with a billion dollars in sales and 29,000 veterinary customers nationwide. In another significant victory, the Buckle renewed its relationship and remains a standout in performance in the retail space with over $600 million in sales and approximately 400 stores nationwide.

“Finally, from a capital markets perspective, we continued to take advantage of the weak equity markets, specifically Alliance Data stock. For the full year, we purchased more than 17 million shares of our outstanding common stock for approximately $1 billion. This reduced our weighted average fully diluted share count by almost 20 percent from fourth quarter 2007 and will provide a key lever for driving cash earnings per share growth through 2009. Liquidity remains strong and, despite the buyback, our leverage (net core debt to LTM Operating EBITDA) remains at a modest 2.1x.

“This quarter completes 31 consecutive quarters since our IPO of meeting or beating expectations. Full year cash earnings per share growth came in at 14 percent despite an unprecedented macro environment. This strong and consistent track record and the ability to grow cash earnings per share by mid-teens in today’s environment reaffirms our confidence to reiterate our 2009 guidance of cash earnings per share growth of 17-18 percent.”

Alliance Data Systems Corporation

February 3, 2009

SEGMENT REVIEW

Loyalty Services. For the fourth quarter 2008, Loyalty Services continued its over-performance by posting its highest adjusted EBITDA. For the quarter, revenue increased slightly to $196 million compared to $194 million for the prior year period. Revenue growth rates for the fourth quarter were dampened by the decline in the Canadian dollar. On a constant currency basis, revenue grew in excess of 20 percent.

Adjusted EBITDA increased by 59 percent to $62 million compared to $39 million for the prior year period, driving adjusted EBITDA margins to 31 percent. This strong performance was driven by several factors, including solid double-digit growth in AIR MILES reward miles redeemed. Adjusted EBITDA also benefited from U.S. denominated transactions at favorable rates that mitigated much of the decrease in the Canadian dollar.

On a full-year basis, revenue grew 20 percent to $755 million compared to $629 million for the full year 2007, while adjusted EBITDA grew 55 percent to $205 million compared to $132 million for the full year 2007. Adjusted EBITDA margins increased 600 basis points and metrics such as AIR MILES reward miles issued and AIR MILES reward miles redeemed increased 8 percent and 15 percent, respectively. Additional growth drivers for Loyalty Services include the continued benefit from solid pricing, the ramp-up of new sponsors, expanded commitments from existing sponsors, and, finally, the continued benefit of coalition loyalty as households frequent an increasing number of sponsors.

2009 Outlook: While 2008’s results were extraordinary, Loyalty Services is nonetheless expected to have another strong year in 2009, albeit more in line with its traditional growth rates. As such, on a constant currency basis, Loyalty Service’s organic growth is expected to be mid-to-high teens for revenue and adjusted EBITDA, respectively. For budgeting and guidance purposes, the Canadian dollar is expected to average 83 cents versus 94 cents (compared to the U.S. Dollar) in 2008. The translation loss is expected to lower reported revenue and adjusted EBITDA by approximately $88 million and $24 million, respectively.

Epsilon Marketing Services. For the fourth quarter 2008, Epsilon Marketing Services generated essentially flat results versus the prior year period. Specifically, revenue increased slightly to $129 million compared to $128 million for the prior year period, while adjusted EBITDA came in at $36 million compared to $37 million for the prior year period. The products constituting a majority of the business, database services, analytical services and interactive services (permission based e-mail), performed strongly with double-digit organic growth. Growth in these businesses was offset by lower results in the Abacus (catalog coalition) and agency (direct mail) businesses, which were adversely impacted by lower volumes associated with retailers who went bankrupt. For solvent retailers, Abacus and agency held revenue against decreasing budgets at these retailers and, as such, continues to gain significant wallet share.

Alliance Data Systems Corporation

February 3, 2009

On a full-year basis, Epsilon delivered high single-digit revenue and adjusted EBITDA growth resulting in revenue of $491 million and adjusted EBITDA of $127 million compared to $459 million and $118 million, respectively, for the full year 2007. New client commitments were strong with 15 new wins of which eight were publicly released. Epsilon looks to add approximately a dozen new wins each year.

2009 Outlook: As in 2008, products covering database services, analytical services and interactive services are expected to continue to perform strongly with double-digit growth. Based on wallet share gains and new wins during the past year, Abacus and agency are expected to mitigate the impact of a handful of expected retail bankruptcies. The net results for Epsilon would be organic growth of approximately 7 percent, similar to the range achieved during 2008.

Private Label Services. Private Label Services provides processing, high-end customer care and marketing programs associated with the Company’s over 100 private label and co-brand card programs. For the fourth quarter 2008, revenue increased 10 percent to $98 million compared to $89 million for the prior year period. Adjusted EBITDA rose 61 percent to $29 million compared to $18 million for the prior year period. The increase in adjusted EBITDA is primarily the result of the segment’s continued benefit from increased adjusted EBITDA margin related to fees earned based upon incremental costs of expanding both its collections and customer care services in 2007. In 2008, Private Label Services increased its charges to Private Label Credit for these incremental costs incurred. If 2007 were normalized to assume a pass-through of these costs, then Private Label Services’ adjusted EBITDA growth in the fourth quarter compared to the fourth quarter of 2007 would have been low single digit. The anniversary of this difference has now been completed.

On a full-year basis, revenue was up 3 percent to $383 million compared to $371 million for the full year 2007 and adjusted EBITDA grew 17 percent to $116 million compared to $99 million for the full year 2007. Normalizing for the previously discussed incremental costs incurred in 2007, both revenue and adjusted EBITDA would have been relatively flat versus the prior year. A positive trend developed in the fourth quarter as the loss of the Lane Bryant portfolio completed its anniversary in November and new clients began to ramp-up. Specifically, statements generated declined 7 percent at the beginning of the year compared to prior year period, shrinking to less than a 4 percent decline in the fourth quarter compared to the prior year period.

2009 Outlook: Growth rates are expected to be straightforward without any “normalizations” needed for either inter-company charges or lost clients. As such, it is expected that both revenue and adjusted EBITDA will grow approximately 8 percent for the full year, matching the expected growth rate in statements generated.

Private Label Credit. For the fourth quarter 2008, Private Label Credit revenue declined by 12 percent to $171 million compared to $194 million for the prior year period. Adjusted EBITDA declined 39 percent to $44 million for the fourth quarter compared to $72 million for the prior year period. The decrease was driven by (1) higher credit

Alliance Data Systems Corporation

February 3, 2009

losses; (2) higher than anticipated funding costs due to the dislocations in the credit markets associated with the financial crisis and (3) the previously mentioned inter-segment charges.

On a full-year basis, Private Label Credit revenue declined by 9 percent to $750 million for the year compared to $828 million for the prior year. Adjusted EBITDA declined 27 percent to $254 million for the year compared to $350 million for the prior year. The previously mentioned inter-segment charges accounted for a significant portion of the decline in adjusted EBITDA and will not occur in 2009. The remaining decline was primarily due to credit losses, which traditionally would have been offset by portfolio growth and dramatically lower funding costs typical in a recession. Those two mitigants were not in evidence in 2008 as Lane Bryant and the poor retail environment resulted in no growth in the portfolio, and the financial market crisis prevented the business from realizing the typical benefits from a lower rate/spread environment.

2009 Outlook: While credit losses continue to increase at a modest pace, the two traditional mitigants (portfolio growth and lower funding) have recently emerged and are tracking nicely to expectations. Our key budgets drivers:

•

For 2008, total managed credit losses increased 150 basis points to 7.3 percent compared to 5.8 percent for the prior year. The Master Trust, a subset of the total managed portfolio, had losses of 6.7 percent compared to 5.4 percent for the prior year, consistent with the Company’s previously issued “mid-six” guidance. Over the previous two years, total managed losses have run in a range of 100-120 bps over the average annual unemployment rate.

•

For 2009, total managed credit losses are expected to increase another 150 basis points to “high 8’s” in line with the expected unemployment rate movement, or about $66 million impacting both revenue and adjusted EBITDA. This assumes that unemployment moves from just over 7 percent to in excess of 8 percent, with the annual average being approximately 7.7 percent. This is higher than the Company’s initial 100 basis point estimate, but the increase has been mitigated by lower funding costs.

•

Typically, the Master Trust would run about 50 basis points less than the total managed loss rate due to the growth of new accounts added to the Master Trust each year. However, for 2009, for liquidity and cost of funds purposes, the Company expects to fund virtually all of its new growth, which carries a lower initial loss rate, with on-balance sheet funding such as its certificate of deposit program. This growth will be outside of the Master Trust reporting and, as such, the Master Trust loss rate is expected to converge towards our total managed loss rate in the “high-8’s.” No incremental cost would be incurred due to this convergence.

Alliance Data Systems Corporation

February 3, 2009

•

The trend for portfolio growth is encouraging. Specifically, through November of 2008, the portfolio did not grow. Following the anniversary of the loss of the Lane Bryant portfolio and the beginning ramp-up of the record number of new wins, the portfolio exited 2008 at a 6 percent growth rate. Factoring in the continued new client ramp-ups along with the Home Shopping Network file, which was converted in January of 2009, resulted in a portfolio growth rate of 8.5 percent as we exited January of this year. Thus, as the ramp-ups continue, the Company expects approximately 12 percent portfolio growth in 2009, or about $40-$50 million positive impact on adjusted EBITDA.

•

During our third quarter earnings call, our expectation from the turmoil in the credit markets was that cost of funds would remain high. Since that time, that impact has dissipated as LIBOR decreased 400 basis points. As more liquidity enters the market, we would expect to have further gains on the funding side as the year unfolds. Thus, the Company believes that targeting a $20-25 million cost of funds benefit is reasonable.

2009 Outlook Summary:

Using the metrics outlined above, the Company expects to report revenue of approximately $2.1 billion and adjusted EBITDA of approximately $680 million. On a constant currency basis, the consolidated results for the Company suggest revenue of approximately $2.2 billion, or 10 percent growth, and adjusted EBITDA of approximately $704 million, or 8 percent growth.

Finally, our overall metric, cash earnings per share is expected to grow approximately 17 to 18 percent to between $5.15 and $5.20 per share. On a constant currency basis, cash earnings per share is expected to grow 23 percent.

Strong growth at Loyalty Services, moderate growth at Epsilon Marketing Services along with strong portfolio growth and lower funding rates at Private Label Credit are expected to more than offset the headwinds of anticipated foreign currency exchange rates and credit losses. As such, the Company expects to see moderate Adjusted EBITDA growth overall with significant leverage below Adjusted EBITDA via lower depreciation, lower funding rates and a reduced share count. Thus, moderate Adjusted EBITDA growth can be translated into very solid anticipated cash earnings per share growth of 17 to 18 percent, despite the difficult macro environment.

The Company reiterates guidance, which calls for cash earnings per share of $5.15-$5.20 and remains unchanged from the guidance given during our third quarter earnings call in October 2008.

Alliance Data Systems Corporation

February 3, 2009

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as EBITDA, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the terminated merger and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on February 3, 2009 at 5:00 p.m. (Eastern) to discuss the Company’s fourth quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “79955711”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on February 11, 2009.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon(R), a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne(TM), which owns and operates the AIR MILES(R) Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.alliancedata.com.

Alliance Data Systems Corporation

February 3, 2009

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

February 3, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenue	$507.6	$522.0	(3)%	$2,025.3	$1,962.2	3%
Income from continuing operations	$55.4	$36.9	50%	$243.4	$214.4	14%
Income from continuing operations per share – diluted	$0.84	$0.46	83%	$3.31	$2.65	25%
Adjusted EBITDA	$158.7	$152.5	4%	$655.2	$632.2	4%
Operating EBITDA	$181.9	$170.1	7%	$711.4	$674.4	5%
Cash Earnings	$78.1	$73.7	6%	$325.6	$313.7	4%
Cash Earnings per share – diluted	$1.19	$0.91	31%	$4.42	$3.88	14%

	As of December 31, 2008	As of December 31, 2007
Cash and cash equivalents	$156.9	$219.2
Seller’s interest and credit card receivables	632.7	652.4
Redemption settlement assets	531.6	317.1
Intangible assets, net	304.6	343.4
Goodwill	1,133.8	1,185.8
Total assets	4,300.0	4,103.6

Deferred revenue	995.6	828.3
Certificates of deposit	688.9	370.4
Core debt(1)	1,670.0	921.0
Total liabilities	3,905.9	2,906.6
Stockholders' equity	394.1	1,197.0

(1)	Core debt excludes certificates of deposit and capital leases and other debt.

Alliance Data Systems Corporation

February 3, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Segment Revenue:
Loyalty Services	$196.1	$193.5	1%	$755.5	$628.8	20%
Epsilon Marketing Services	129.2	127.8	1	491.0	458.6	7
Private Label Services	97.6	88.8	10	382.7	370.8	3
Private Label Credit	171.4	194.3	(12)	750.4	828.0	(9)
Corporate/Other	7.6	3.4	124	17.3	33.4	(48)
Intersegment	(94.3)	(85.8)	10	(371.6)	(357.4)	4

	$507.6	$522.0	(3)%	$2,025.3	$1,962.2	3%

Segment Adjusted EBITDA:
Loyalty Services	$61.5	$38.8	59%	$204.9	$132.1	55%
Epsilon Marketing Services	36.4	36.9	(1)	126.6	118.2	7
Private Label Services	28.5	17.7	61	115.9	99.1	17
Private Label Credit	43.9	71.8	(39)	254.2	350.1	(27)
Corporate/Other	(11.6)	(12.7)	(9)	(46.4)	(67.3)	(31)

	$158.7	$152.5	4%	$655.2	$632.2	4%

Key Performance Indicators:
Private label statements generated	31.9	33.2	(4)%	125.2	135.3	(7)%
Average managed receivables	$4,099.2	$3,967.3	3%	$3,919.4	$3,909.6	–%
Private label credit sales	$2,176.9	$2,225.8	(2)%	$7,272.9	$7,502.9	(3)%
AIR MILES Reward Miles issued	1,162.6	1,144.8	2%	4,463.2	4,143.0	8%
AIR MILES Reward Miles redeemed	897.1	789.9	14%	3,121.8	2,723.5	15%
As Adjusted Key Performance Indicators(1)
Private label statements generated	31.9	32.5	(2)%	125.2	127.6	(2)%
Average managed receivables	$4,099.2	$3,890.6	5%	$3,919.4	$3,711.2	6%
Private label credit sales	$2,176.9	$2,200.3	(1)%	$7,272.9	$7,221.2	1%

(1)	Excludes the impact of the loss of the Lane Bryant portfolio.

Alliance Data Systems Corporation

February 3, 2009

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Total revenue	$507.6	$522.0	$2,025.3	$1,962.2
Total operating expenses	399.6	439.1	1,564.8	1,540.9

Operating income	108.0	82.9	460.5	421.3
Interest expense, net	16.1	16.9	63.6	69.5

Income from continuing operations before income taxes	91.9	66.0	396.9	351.8
Income tax expense	36.5	29.1	153.5	137.4

Income from continuing operations	55.4	36.9	243.4	214.4

Loss from discontinued operations, net of taxes(1)	(3.5)	(3.0)	(26.0)	(50.3)

Net income	$51.9	$33.9	$217.4	$164.1

Per share data:

Basic – Income from continuing operations	$0.87	$0.47	$3.40	$2.74

Basic – Loss from discontinued operations	(0.05)	(0.04)	(0.36)	(0.65)

Basic – Net income	$0.82	$0.43	$3.04	$2.09

Diluted – Income from continuing operations	$0.84	$0.46	$3.31	$2.65

Diluted – Loss from discontinued operations(1)	(0.05)	(0.04)	(0.36)	(0.62)

Diluted – Net income	$0.79	$0.42	$2.95	$2.03

Weighted average shares outstanding – basic	63.5	78.2	71.5	78.4

Weighted average shares outstanding – diluted	65.9	81.0	73.6	80.8

(1)	During the third quarter of 2007, the Company recorded a pre-tax impairment charge of $40.0 million related to the write-down of certain long-lived assets in the Company’s utility services business. The amount net of tax is classified as part of our discontinued operations.

Alliance Data Systems Corporation

February 3, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$55.4	$36.9	$243.4	$214.4
Stock compensation expense	17.5	13.2	48.7	48.3
Income tax expense	36.5	29.1	153.5	137.4
Interest expense, net	16.1	16.9	63.6	69.5
Depreciation and other amortization	15.8	15.6	68.5	59.7
Amortization of purchased intangibles	16.6	17.4	67.3	67.3
Loss on sale of assets	—	16.0	1.1	16.0
Merger and other costs	0.8	7.4	9.1	19.6

Adjusted EBITDA	158.7	152.5	655.2	632.2
Change in deferred revenue(1)	(146.1)	24.2	167.3	176.8
Change in redemption settlement assets(1)	112.6	(1.5)	(214.5)	(56.1)
Foreign currency impact	56.7	(5.1)	103.4	(78.5)

Operating EBITDA	$181.9	$170.1	$711.4	$674.4

Cash Earnings:
Income from continuing operations (GAAP measure)	$55.4	$36.9	$243.4	$214.4
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	17.5	13.2	48.7	48.3
Amortization of purchased intangibles	16.6	17.4	67.3	67.3
Loss on the sale of assets	—	16.0	1.1	16.0
Merger and other costs	0.8	7.4	9.1	19.6
Income tax effect (2)	(12.2)	(17.2)	(44.0)	(51.9)

Cash earnings	$78.1	$73.7	$325.6	$313.7

Weighted average shares outstanding – diluted	65.9	81.0	73.6	80.8
Cash earnings per share – diluted	$1.19	$0.91	$4.42	$3.88

(1)	Increases to deferred revenue and redemption settlement assets for the year ended December 31, 2008 were impacted by the transaction completed with the Bank of Montreal in the second quarter of 2008.

(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

February 3, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months Ended December 31, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$51.2	$6.1	$4.2	$—	$61.5
Epsilon Marketing Services	13.9	18.7	3.8	—	36.4
Private Label Services	24.1	2.1	2.3	—	28.5
Private Label Credit	40.4	3.0	0.5	—	43.9
Corporate/Other	(21.6)	2.5	6.7	0.8	(11.6)

	$108.0	$32.4	$17.5	$0.8	$158.7

	Three months Ended December 31, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$30.0	$7.0	$1.8	$—	$38.8
Epsilon Marketing Services	13.6	19.3	4.0	—	36.9
Private Label Services	14.1	1.9	1.7	—	17.7
Private Label Credit	68.8	2.8	0.2	—	71.8
Corporate/Other	(43.6)	2.0	5.5	23.4	(12.7)

	$82.9	$33.0	$13.2	$23.4	$152.5

	Year ended December 31, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$162.5	$29.8	$12.6	$—	$204.9
Epsilon Marketing Services	39.6	75.5	8.9	2.6	126.6
Private Label Services	99.0	8.8	6.6	1.5	115.9
Private Label Credit	241.0	11.5	1.7	—	254.2
Corporate/Other	(81.6)	10.2	18.9	6.1	(46.4)

	$460.5	$135.8	$48.7	$10.2	$655.2

	Year ended December 31, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$100.1	$24.6	$7.4	$—	$132.1
Epsilon Marketing Services	34.9	71.9	11.4	—	118.2
Private Label Services	85.1	8.4	5.6	—	99.1
Private Label Credit	338.1	11.2	0.8	—	350.1
Corporate/Other	(136.9)	10.9	23.1	35.6	(67.3)

	$421.3	$127.0	$48.3	$35.6	$632.2

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other non-routine costs.

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